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                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Federated Department Stores, Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 33-88240 and 33-88242) on Form S-8 of Federated Department Stores, Inc. of our report dated March 5, 1996, relating to the consolidated balance sheets of Federated Department Stores, Inc. and subsidiaries as of February 3, 1996 and January 28, 1995 and the related consolidated statements of income and cash flows for the fifty-three week period ended February 3, 1996 and the fifty-two week periods ended January 28, 1995 and January 29, 1994, which report appears in the February 3, 1996 annual report on Form 10-K of Federated Department Stores, Inc.



                                        KPMG PEAT MARWICK LLP



Cincinnati, Ohio
April 16, 1996